Exhibit 99.1

Verisk Welcomes Olumide Soroye to Its Board of Directors

JERSEY CITY, N.J., August 18, 2022 – Verisk (Nasdaq: VRSK) today announced that Olumide Soroye has been appointed independent director of the company’s Board of Directors effective immediately. Soroye brings three decades of leadership experience across multiple industries.

“Olumide’s experience in software, data analytics, AI, and growth-minded leadership make him an exceptional addition to Verisk’s board,” Verisk CEO Lee Shavel said. “We look forward to working closely with Olumide to ensure that we continue to drive value and positive impact for all Verisk stakeholders including shareholders, clients, employees and partners.”

Soroye, 50, is president and chief executive officer of Fortive Corporation’s Intelligent Operating Solutions segment. Before Fortive, he held leadership roles at CoreLogic, where he was managing director of property intelligence & risk management, and QuinStreet, where he was senior vice president of the company’s technology and home services business. Prior to that, he was a partner with McKinsey & Company where he drove growth & innovation strategies for several world-class technology companies.

He earned an MBA from Harvard Business School, J.D. from Loyola Law School, and a bachelor’s degree in metallurgical & materials engineering from Obafemi Awolowo University in Nigeria.

Bruce Hansen, chairperson of the Verisk Board of Directors, said, “We’ve added extensive experience to our board with the addition of five new board members over the last year. Olumide is a welcome addition who brings an invaluable mix of experiences and skills at a pivotal moment in the company’s growth trajectory.”

About Verisk

Verisk (Nasdaq: VRSK) provides data-driven analytic insights and solutions for the insurance and energy industries. Through advanced data analytics, software, scientific research and deep industry knowledge, Verisk empowers customers to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud and make informed decisions about global issues, including climate change and extreme events as well as political and ESG topics. With offices in more than 30 countries, Verisk consistently earns certification by Great Place to Work and fosters an inclusive culture where all team members feel they belong. For more, visit Verisk.com and the Verisk Newsroom.

Contacts:

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

IR@verisk.com

Media

Alberto Canal

Corporate Communications

201-469-2618

Alberto.Canal@verisk.com

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